EXHIBIT 10.82

MANAGED SERVICES AGREEMENT

This Managed Services Agreement (this “Agreement”) is entered into by and between Delinea Corporation, a Delaware corporation (“Delinea”), and the company identified as “Customer” on the signature page (“Customer”).  Delinea and Customer shall be referred to in this Agreement individually as a “Party” and collectively as “Parties.”

RECITAL

Customer wishes to engage Delinea to provide certain managed services as described in this Agreement, and Delinea wishes to provide those services, all upon and subject to the terms and provisions of this Agreement.

TERMS AND CONDITIONS

In consideration of the covenants and mutual promises contained in this Agreement and other good and valuable consideration, the Parties agree as follows:

1.                                       Services.  Delinea agrees to provide certain managed services (the “Services”) to Customer from time to time during the term of this Agreement.  The Services shall consist of projects requested by Customer and agreed to by Delinea, as evidenced by a written document (a “Work Order”) prepared and submitted by Delinea to Customer, describing in reasonable detail the specific services requested of Delinea.  When executed by both Parties, each Work Order shall constitute a separate legally binding agreement between the Parties regarding the subject matter addressed in the Work Order.  Work Orders may only be amended by a written change order signed by both Parties.  In the event of a conflict between any terms of this Agreement and a Work Order, the terms of the Work Order shall prevail.

2.                                       Fees; Payment. Each Work Order shall specify the fees for the Services covered by the Work Order, which may include fees of third party vendors or subcontractors engaged by Delinea to provide goods or services on Customer’s behalf (collectively, “Subcontractors”).  Unless otherwise specified in a particular Work Order, Delinea shall invoice Customer for the Services promptly following the close of each calendar month.  Each invoice shall include a description of all the Services covered by the invoice.

In addition to payment of fees, Customer shall reimburse Delinea and its Subcontractors for reasonable travel, lodging, meals, long distance telephone charges and similar out-of-pocket expenses incurred by Delinea or its Subcontractors on Customer’s behalf, upon Customer’s receipt of reasonable receipts or other supporting documentation.  Customer is also solely responsible for payment of any taxes (including all federal, state or local sales or use taxes, intangible taxes and property taxes) resulting from or related to this Agreement or the Services provided, exclusive of taxes based on Delinea’s income.  Delinea reserves the right to have Customer pay to Delinea any taxes for which Customer is responsible, for remittance to the appropriate authority.  Customer agrees to hold Delinea harmless from all claims and liability arising from its failure to report or pay any such taxes.

Delinea will present its invoices for all fees and expenses incurred under this Agreement to such person as Customer shall designate from time to time.  All invoiced amounts shall be due and payable within 15 days after invoice date via wire transfer per the instructions provided on an applicable Work Order, unless an alternative form of payment is approved by Delinea.  Any amounts not timely paid shall, at Delinea’s option, bear interest beginning on the 31st day after invoice date until paid at a rate of 1½% per month or the highest non-usurious rate allowed under applicable law, whichever is lower.

3.                                       Quality and Customer Satisfaction.

A.                                   Quality of the Services; Warranty.  Delinea represents and warrants to Customer that Delinea shall perform the Services in a professional, workmanlike and safe manner, and shall at all times use its commercially reasonable best efforts to achieve the goals and objectives, and meet the specifications and performance criteria, stated in each Work Order.

B.                                     Remedies in the Event of Breach.  In the event of any breach of the commitments made in the immediately preceding paragraph, and as Customer’s sole and exclusive remedy for such breach, Delinea will use its commercially reasonable best efforts to cure any demonstrable breach in respect of Services provided pursuant to a given Work Order as soon as reasonably practicable after receiving written notice of the breach from Customer, provided Customer gives Delinea written notice of the breach within 90 days after completion or delivery of such Services.

C.                                     Warranty Disclaimer.  DELINEA DISCLAIMS ANY WARRANTY WITH RESPECT TO THE SERVICES EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.A ABOVE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

D.                                    Customer Satisfaction Review.  Representatives designated by Delinea and Customer shall convene semi-annually, or as often as is requested by either Party from time to time, at a mutually agreeable location to discuss (i) Delinea’s performance in its provision of the Services, (ii) recommendations and suggestions as to how the Parties can enhance their relationship, and (iii) any disputes or disagreements relating to the Services or fees.

4.                                       Supervisory Employees.  If appropriate given the magnitude of the Services provided to Customer from time to time, Customer and Delinea will each designate one or more individuals to manage and oversee the Services and the Parties’ working relationship.  If requested by Delinea, Customer’s designated individual(s) will form a “guidance committee” for the purpose of prioritizing Delinea task assignments on a weekly basis, or with such other frequency as the Parties shall mutually agree.  Delinea will provide status reports regarding pending task assignments to the designated individual(s) from time to time as requested.  Jim Rammage, Delinea Manager, will initially provide management oversight for the Delinea Services.  Cap Rock will have the right to approve a Delinea change in management oversight through March 2004.  Cap Rock’s approval shall not be unreasonably withheld.

5.                                       Location of Provision of Services.  Delinea will provide the Services covered by a given Work Order at the facilities of either Customer or Delinea, as specified in the Work Order.  If the Services are to be provided at Customer’s facilities, Customer will provide reasonable office space in a location suitable for the provision of the Services and will supply Delinea with adequate support to provide the Services, including without limitation copiers, telephones, and such other goods and services as are reasonably required or specified in the Work Order.

6.                                       Procurement.  If a Work Order contemplates the purchase of hardware, software or other items for Customer, Delinea or any Subcontractor, or if Delinea or a Subcontractor requires any such item(s) in order to facilitate the efficient delivery of the Services, Delinea shall notify Customer in writing (which notice may be contained in the applicable Work Order), including in the notification any relevant specifications or other information regarding the required item(s).  Customer shall notify Delinea either that Delinea should procure the item(s), or that Customer will procure such item(s) itself.  If Customer is procuring the item(s) and Delinea has indicated in its notification a target date by which it requires the item(s), Customer shall make reasonable efforts to meet the target date.  Delinea will provide reasonable assistance and recommendations as appropriate or as requested by Customer.  Any such item(s) that are not consumed during the provision of the Services shall remain the property of Customer unless the applicable Work Order provides otherwise.

7.                                       Employee Matters.

A.                                   Customer Employee Policies.  Delinea warrants that all persons who perform all or part of the Services are legally authorized to perform the Services, and that their employment status with Delinea or a Subcontractor, if applicable, complies with all residency, immigration, visa, or similar requirements of federal, state or local laws or regulations.  All Delinea and Subcontractor personnel performing Services on Customer’s premises shall comply with reasonable Customer safety rules and other rules adopted by Customer for its own employees.

B.                                     Non-Solicitation.  Each Party agrees that during the term of this Agreement, and for a period of one year from the date of the termination or expiration of this Agreement, such Party will not, without the prior written consent of the other Party, directly or indirectly solicit, request or advise any employee of the other Party (and, in the case of Customer, any employee of any Subcontractor) to leave the employ of the other Party or Subcontractor, nor will such Party in any way whatsoever enter into a business or professional relationship with any such employee.  Delinea will use its commercially reasonable best efforts to secure substantially similar commitments with respect to Customer employees from all Subcontractors providing Services.

8.                                       Ownership of Work Product.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed, created or improved by either Party or a Subcontractor pursuant to and during the term of this Agreement (collectively, the “Work Product”) shall belong exclusively to such Party or Subcontractor, unless otherwise specified in a particular Work Order.  Delinea hereby grants to Customer, without any requirement of further consideration, a non-exclusive, perpetual license, without right of assignment or sub-license, to use Delinea Work Product.  Upon Customer’s request, Delinea shall take such further actions, including execution and delivery of mutually acceptable license agreements, as may be appropriate to give full and proper effect to such license.  Delinea will use its commercially reasonable best efforts to secure substantially similar commitments with respect to Work Product from all Subcontractors providing Services.

9.                                       First Look.  Delinea will be the preferred provider for outsourced IT services involving but not limited to, web development, web consulting, web hosting, application development, application maintenance, application hosting, server management, network services, security services, desktop services, and business process services.  As such Client will allow Delinea a first-look bid opportunity for services that Client is considering awarding to another vendor.

10.                                 Confidentiality.  In connection with the Services to be provided by Delinea under this Agreement, each Party expects to furnish to the other Party certain “Confidential Information” as defined below, and does not wish to make such Confidential Information public or common knowledge or have it disclosed to any third party or used for any purpose other than as described in this Agreement.  The term “Confidential Information” shall mean (i) any information, technology, engineering, concept, software, idea, know-how, process, technique, program, design, formula, business plan, work product or work-in-process; (ii) any technical, financial, geological, geophysical, seismic, production or sales information; (iii) any information regarding suppliers, customers, employees, investors or other funding sources, prospective acquisitions or investments, business opportunities, or business operations, and any information regarding any such person, entity or opportunity; or (iv) any other information or materials, whether written, graphic, or in any other form, that belongs to a Party (“Discloser”) and is learned by or disclosed orally, electronically or otherwise to another Party (“Disclosee”) in the course of discussions, studies or other work in providing the Services.

Except as required by law, regulatory authorities or as otherwise agreed to in writing by Discloser, Disclosee agrees (i) to keep, and to cause its Representatives (as defined below) to keep, all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any person other than its Representatives who need to know the Confidential Information for the purpose of providing the Services; (ii) not to use, and not to allow its Representatives to use, Confidential Information for any purpose other than in connection with the provision of the Services; (iii) not to disclose, and not to allow its Representatives to disclose, to any person, other than those of its Representatives who need to know in connection with the provision of the Services, any information about the terms or conditions pursuant to which the Services are being provided or any other facts relating to the Services, including without limitation the fact that Confidential Information has been made available to it or its Representatives; and (iv) to promptly deliver to Discloser, upon written request, any and all documents, notes or other physical embodiments of or reflecting the Confidential Information (including any copies) that are in Disclosee’s possession or control.  A “Representative” of a person shall mean such person’s directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and controlling persons.  A “person” means any individual, corporation, company, partnership or other entity.  A Disclosee shall be responsible for any breach of the terms of this Section 10 by it or its Representatives.

The covenants contained in this Section 10 shall not apply to any information to the extent the information (i) is, or at any time becomes, available to the public, other than through the wrongful act or omission of Disclosee; (ii) is independently discovered or developed by employees, agents or contractors of Disclosee who have had no access to the Confidential Information; (iii) is rightfully obtained from a third party without any obligation of confidentiality; or (iv) is in response to a valid order of a court or authorized governmental agency.  However, with respect to (iv), should Disclosee receive any such order, it shall immediately notify Discloser and shall cooperate as reasonably requested by Discloser in limiting or controlling such disclosure, except to the extent prohibited by valid order of a court or authorized governmental agency.

Delinea will use its commercially reasonable best efforts to secure substantially similar commitments with respect to Confidential Information of Customer from all Subcontractors providing Services.

11.                                 Term of Agreement.  Subject to the termination provisions set forth in Section 12 below, this Agreement shall remain in force for an initial term of five years beginning on the date it is signed by both Parties and continuing through December, 2007, and shall automatically renew from year to year thereafter unless either Party delivers a written notice of non-renewal to the other Party at least 90 days prior to the expiration of the then-current term.

12.                                 Termination.

A.                                   Either Party may terminate this Agreement upon written notice to the other Party in the event of a material breach or material non-performance by the other Party of its obligations under this Agreement.  As a condition to termination under this Section 12.A, the terminating Party shall have first given the other Party an initial written notice referencing this Section 12.A and describing in detail the breach or non-performance complained of, and the other Party shall have failed to cure such breach or non-performance within 60 days of its receipt of such notice; provided, however, that in the case of a breach for failure to satisfy a payment obligation, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

B.                                     Termination or expiration of this Agreement shall have the effect of terminating all outstanding Work Orders, unless a particular Work Order specifically provides otherwise or the Parties expressly agree otherwise in writing as to one or more Work Orders.

C.                                     Customer may terminate this agreement with ninety (90) days prior written notice in the event Customer is acquired by another company; and where the acquiring company has substantially the same or similar business applications as identified in paragraph 1.0 of Attachment 1 to Work Order 1 dated March 12, 2003; and where the company acquiring the Customer uses their own business applications to provide the business functions included in Company’s Services.  This termination provision applies specifically to the situation where Customer is acquired by another business that intends to use it’s existing business applications instead of Company’s Services and is not intended for any other purpose including termination for convenience.  The termination fees and schedule are included on Attachment 4 to Work Order 1, dated March 12, 2003.  Termination under this provision shall not be allowed before September 1, 2004.

13.                                 Independent Contractor.  The relationship of the Parties is that of owner (i.e., Customer) and independent contractor (i.e., Delinea) and is not one of employment or agency, express or implied.  As owner, Customer is interested only in results to be achieved, and the conduct and control of the Services hereunder shall remain solely with Delinea as independent contractor; provided that Customer shall be entitled to oversee and inspect the Services.  Without limitation of the foregoing, Delinea acknowledges and agrees that it is not entitled to any employment status, benefits or rights that Customer may provide from time to time to its employees.

14.                                 Indemnification.  Each Party (the “Indemnifying Party”) shall protect, defend, indemnify and hold the other Party (and Customer shall hold any Subcontractor providing Services), its or their officers, directors, employees, agents, and owners (collectively, the “Indemnified Parties”) harmless from and against any and all liability, losses, damages, causes of action, penalties, fines, costs, claims and expenses, including reasonable attorneys’ fees, arising out of or in any way incident to this Agreement or the transactions or activities contemplated in this Agreement on account of personal injuries, death, damage to property, damage to the environment, or infringement of any patent, trademark, copyright, or other property right caused in whole or in part by the acts or omissions of the Indemnifying Party, its agents or employees, except to the extent the harm, damage or costs are caused by one or more Indemnified Parties.  Delinea will use its commercially reasonable best efforts to secure substantially similar commitments for Customer from all Subcontractors providing Services.

15.                                 Limitation of Liability.  The collective liability of Delinea, and any of its Subcontractors providing Services, to Customer and Customer’s employees, agents, affiliates, subcontractors and customers will be limited to direct damages and will not exceed the amount of the fees paid by Customer under the Work Order giving rise to the claims during the three-month period preceding the incident on which the claim is based.  In no event will Delinea or any of its Subcontractors be liable for incidental, special, indirect or consequential damages (including lost profits) suffered by Customer or Customer’s employees, agents, affiliates, subcontractors or customers, even if Delinea or its Subcontractor has previously been advised of the possibility of such damages.  In no event shall one Party assert a cause of action against the other Party pursuant to this Agreement or any Work Order more than one year after the Party asserting the claim knew or should have known of the facts giving rise to such cause of action.  Delinea will use its commercially reasonable best efforts to secure similar limitations on the time in which claims may be asserted, from all Subcontractors providing Services.

16.                                 Dispute Resolution.  If Delinea has a dispute against Customer, or Customer has a dispute against Delinea or a Subcontractor, in any such case relating to this Agreement, any Work Order or any Services, Delinea and Customer will adhere to the following procedure prior to initiating any judicial proceedings:

A.                                   Either Party may notify the other Party of the occurrence of a dispute and establish a mutually convenient time and place to meet to discuss the dispute. In any event, the meeting will occur within two business days after delivery of the notice of dispute.

B.                                     If the Parties are unable to resolve the dispute at the meeting, either Party may then give the other Party written notice that the dispute continues. Within two business days after delivery of such notice, senior level representatives of each Party will meet to discuss the issue at a mutually convenient time and place. If the dispute has not been resolved during the seven days following the initial meeting of the designated representatives, either Party may then request non-binding mediation by written notice to the other Party.

C.                                     Within seven calendar days after a request for mediation from either Party, the Parties will agree in writing to the selection of a mediator and commence non-binding mediation. Each Party will bear its own cost of mediation and one-half the cost of the mediator.

D.                                    If the Parties are unable to resolve the dispute after conclusion of the mediation, then all unresolved disputes arising under this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association.  The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

Delinea will use its commercially reasonable best efforts to secure substantially similar commitments with respect to disputes from each Subcontractor providing Services.

17.                                 Assignment.  Neither Party shall assign its rights or responsibilities under this Agreement or any Work Order without the prior written consent of the other Party, except that (i) Delinea shall be free to engage Subcontractors as it sees fit to assist in providing the Services, and (ii) either may assign its rights and responsibilities under this Agreement or any Work Order to the successor to any merger, asset sale, stock sale or similar transaction involving such Party.

18.                                 Notices.  Any notice, request or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) upon receipt if delivered personally or by overnight courier, or (b) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid, to the applicable Party at its address set forth on the signature page below.

19.                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS.  However, if any provision of this Agreement shall be prohibited by or invalid under such laws, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.                                 Force Majeure.  Both Parties will be excused from performance under this Agreement or any Work Order (other than performance of an obligation to pay money) for any period and to the extent it is prevented from performing any action pursuant to this Agreement or any Work Order, in whole or in part, as a result of delays beyond its reasonable control caused by the other Party or by an act of God, war, civil disturbance, court order, labor dispute, third party nonperformance caused by force majeure or other cause beyond its reasonable control, including failures or fluctuations in power, heat, light, air conditioning or telecommunications equipment.

21.                                 Survival.  Sections 7B, 8, 10, 14, 15 and 16 shall survive termination of this Agreement.

22.                                 Miscellaneous.  Titles appearing at the beginning of any subdivisions are for convenience only and shall be disregarded in construing the language contained in such subdivisions.  Words in the singular form shall be construed to include the plural and vice versa, as the context requires.  Unless otherwise expressly provided in this Agreement, any reference in this Agreement to a day shall refer to a calendar day.  This Agreement, together with any executed Work Orders, contains all of the covenants and terms of the agreement between the Parties with respect to the performance of the Services, and constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement, superseding all prior and contemporaneous agreements, understandings, inducements, or conditions, express or implied, oral or written (including without limitation any summary of the key terms of this Agreement prepared by Delinea).  Any modification of this Agreement or any Work Order will be effective only if it is in writing, and signed by the Party to be charged.  No delay or failure on either Party’s part to enforce any right or claim shall constitute a waiver of such right or claim.  Any waiver by either Party of any term, provision or condition, or of any subsequent default in any one or more instances, shall not be deemed to be a further or continuing waiver of the provision or condition or of any subsequent default.  If any of the provisions of this Agreement or any Work Order are invalid under any applicable law, rule or regulation, such provisions or portions thereof are to that extent (but only to that extent) deemed to be, if possible, reformed to cure such invalidity, or else omitted.

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EXECUTION

This Agreement has been executed by the Parties as of the date indicated.

ADDRESS:	DELINEA:

16301 Quorum Dr., Ste. 200B	DELINEA CORPORATION
Addison, TX 75001
Attn: CFO

	By:	/s/ Trey Swain

DATE:	Name: Trey Swain

March 12, 2003	Title: Chief Financial Officer

ADDRESS:	CUSTOMER:

500 West Wall	CAP ROCK ENERGY CORPORATION
Suite 200
Midland, Texas 79701
Attn: CFO

	By:	/s/ Lee Atkins

DATE:	Name: Lee Atkins

March 12, 2003	Title: Sr Vice President & Chief Financial Officer